Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO CANADA, AUSTRALIA OR JAPAN

Warner Music Group Corp.

Statement regarding EMI Group plc (“EMI”)

NEW YORK, July 17, 2007 — Warner Music Group Corp. (NYSE: WMG) confirms that it has decided not to make an offer for EMI.

For the purposes of Rule 2.8 of the City Code on Takeovers and Mergers (the “City Code”), WMG reserves the right to announce an offer or possible offer for EMI or make or participate in an offer or possible offer for EMI (and/or take any other action which would otherwise be restricted under Rule 2.8 of the City Code) within the next six months in circumstances where an announcement is made by or on behalf of EMI or a third party (which for the avoidance of doubt includes Mr. Jim Fifield) relating to the making of an offer for EMI by a party other than Maltby Limited.

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Media Contact:

Will Tanous

Warner Music Group Corp.

+1 (212) 275 2244

Will.Tanous@wmg.com

Hugh Morrison

M: Communications

+44 (0) 20 7153 1534

morrison@mcomgroup.com

Investor Contact:

Jill Krutick

Warner Music Group Corp.

+1 (212) 275 4790

Jill.Krutick@wmg.com

This announcement does not constitute an offer or an invitation to purchase any securities in any jurisdiction.

The Directors of WMG accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for WMG and no one else in connection with the possible offer and will not be responsible to anyone other than WMG for providing the protections afforded to customers of Goldman Sachs International and or advice in relation to the possible offer.

Lehman Brothers International (Europe), which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for WMG and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than WMG for providing the protections afforded to clients of Lehman Brothers International (Europe) nor for providing advice in relation to this announcement or any matter referred to herein.

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